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                               CSW Energy, Inc.                     EXHIBIT C
                       Intercompany Service Transactions
                 For the Nine Months Ended September 30, 1995
                                 (Unaudited)



  Name                                Type of Service                    Amount
Central & South West Services,     Salaries, overheads, and travel   $ 1,774,346
Inc. (Wholly owned subsidiary of   travel in support of CSW Energy,
Central & South West Corporation)  Inc. projects.


Transok, Inc.                      Salaries, overheads, and travel   $   164,502
(Wholly owned subsidiary of        in support of CSW Energy, Inc.
Central & South West Corporation)  projects.


Central & South West Corporation   Interest on cash advances         $ 8,363,514
(Parent)                           provided to CSW Energy, Inc.